                                                                Exhibit 99


Securities and Exchange Commission
Washington, DC

Arthur Andersen LLP represented to Bassett Furniture Industries, Incorporated that its audit of the Bassett Industries Alternative Asset Fund, L.P. financial statements and schedules as of December 31, 2001 and for the year then ended was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Arthur Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Arthur Andersen is not relevant to this audit.